EXHIBIT 99.2
                                                                   ------------


                    CHESAPEAKE ENERGY CORPORATION ANNOUNCES
   TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8.375% SENIOR NOTES DUE 2008

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 30, 2004 - Chesapeake Energy Corporation (NYSE: CHK) today announced that it is commencing a cash tender offer and consent solicitation (the "Offer") for any and all of its $209,815,000 aggregate principal amount of 8.375% Senior Notes due 2008 (the "Notes") (CUSIP No. 165167AV9).

Holders who validly tender their Notes by 5:00 p.m., New York City time, on December 13, 2004 (the "Consent Date"), will receive the total consideration of $1,084.33, consisting of (i) the purchase price of $1,074.33 and (ii) the consent payment of $10.00 per $1,000 principal amount of Notes accepted for purchase. Holders who validly tender their Notes by the Consent Date will receive payment on the initial payment date, which is expected to be on or about December 14, 2004.

The Offer is scheduled to expire at 12:00 midnight, New York City time, on December 28, 2004, unless extended (the "Expiration Date"). Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date will receive the purchase price of $1,074.33 per $1,000 principal amount of Notes accepted for purchase. Payment for Notes tendered after the Consent Date will be made promptly after the Expiration Date.

All holders whose Notes are accepted for payment will also receive accrued and unpaid interest up to, but not including, the applicable date of payment for the Notes.

In connection with the Offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The Offer is subject to the satisfaction of certain conditions, including Chesapeake's receipt of tenders of Notes representing at least a majority in principal amount of the outstanding Notes and completion of a recently announced private offering of senior notes which will be used to finance the Offer. The terms of the Offer will be described in the Company's Offer to Purchase and Consent Solicitation Statement dated November 30, 2004, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the Offer, at
(800) 322-2885 (US toll free) and (212) 929-5500 (collect).

The Company has engaged Deutsche Bank Securities Inc. to act as dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Deutsche Bank Securities Inc., High Yield Capital Markets, at (800) 553-2826 (US toll-free) and (212) 250-7466 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offer will be made solely by the Offer to Purchase and Consent Solicitation Statement to be dated November 30, 2004.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS INCLUDE ESTIMATES AND GIVE OUR CURRENT EXPECTATIONS OR FORECASTS OF FUTURE EVENTS. ALTHOUGH WE BELIEVE OUR FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN BE AFFECTED BY INACCURATE ASSUMPTIONS OR BY KNOWN OR UNKNOWN RISKS AND UNCERTAINTIES.

CHESAPEAKE ENERGY CORPORATION IS THE SIXTH LARGEST INDEPENDENT PRODUCER OF NATURAL GAS IN THE U.S. HEADQUARTERED IN OKLAHOMA CITY, THE COMPANY'S OPERATIONS ARE FOCUSED ON EXPLORATORY AND DEVELOPMENTAL DRILLING AND PRODUCING PROPERTY ACQUISITIONS IN THE MID-CONTINENT, PERMIAN BASIN, SOUTH TEXAS, TEXAS GULF COAST AND ARK-LA-TEX REGIONS OF THE UNITED STATES.